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                              ACTUARIAL OPINION



The illustrations included in the prospectus have been based on assumptions and charges which are consistent with the provisions of the Portfolio Architect Life contract. The rate structure of the contract has not been designed to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable for contract owners at the ages illustrated than for contract owners at other ages.


/s/ MAHIR DUGENTAS
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Mahir Dugentas, A.S.A.
Director of Life Pricing